UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2015

LIGHTTOUCH VEIN & LASER, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-29301	87-0575118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4492 South Enclave Vista Lane, Holiday, Utah 84124

 (Address of Principal Executive Offices)

(801) 550-1055

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 16, 2015, LightTouch Vein and Laser, Inc., a Nevada corporation (the “Company”) entered into an Acquisition Agreement and Plan of Merger (the “Agreement’) with Grow Solutions, Inc., a Delaware corporation (“Grow Solutions”) and LightTouch Vein & Laser Acquisition Corporation, a wholly owned subsidiary of the Company (“LightTouch Acquisition”).  Under the terms of the Agreement, Grow Solutions will merge with LightTouch Acquisition and become a wholly owned subsidiary of the Company.  Grow Solutions’ shareholders and certain creditors of the Company (as described below) will receive up to fifty five million shares (55,000,000) of the Company’s common stock (the “Issuance Amount”) in exchange for all of the issued and outstanding shares of Grow Solutions.  Following the closing of the Agreement, Grow Solutions’ business will be the primary focus of the Company and Grow Solutions management will assume control of the management of the Company with the current director of the Company resigning upon closing of the Agreement. In accordance with the terms of the Agreement, closing shall occur upon the earlier of (i) sixty (60) days from February 16, 2015, or (ii) the completion of Grow Solutions audit of its financial statements.

Additionally, on February 16, 2015, the Company issued a convertible promissory note to Grow Solutions in the principal amount of one hundred fifty thousand dollars ($150,000) (the “Grow Note”).  The principal and interest of the Grow Note is convertible into 7,500,000 shares of the Company’s common stock.  The Company also issued convertible promissory notes to lenders and creditors of the Company in the principal amount of thirty three thousand dollars ($33,000) in the aggregate (the “Creditor Notes” and together with the Grow Note, the “Notes”), convertible into 1,650,000 shares of common stock of the Company.  All shares of common stock of the Company issued under the Notes shall be included in the Issuance Amount. Proceeds from the Notes were used to pay outstanding obligations of the Company including funds owed to the sole officer and director who had been funding the Company’s operation through various loans.  In addition to the Agreement being executed between the Company, Grow Solutions and LightTouch Acquisition, the majority shareholder agreed to sell his ownership interest in the Company which consisted of 250,000 shares of the Company’s common stock for a purchase price of one hundred thousand dollars ($100,000).  The shares represented approximately 61% of the Company’s issued and outstanding shares.

Item 3.02 Unregistered Sale of Equity Securities

Reference is made to the disclosures set forth under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

The securities issued by the Company were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(2) of the Securities Act. The securities were exempt from registration under Section 4(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act since they agreed to, and received, share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

Item 5.01 Changes in Control of Registrant.

Reference is made to the disclosures set forth under Item 1.01 and Item 3.02 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

As explained more fully in Item 1.01 above, in connection with the Agreement, on February 16, 2015, the majority shareholder, agreed to sell his ownership interest in the Company which consisted of 250,000 shares of the Company’s common stock for a purchase price of one hundred thousand dollars ($100,000).  The shares represented approximately 61% of the Company’s issued and outstanding shares.

As such, immediately following the execution of the Agreement, Grow Solutions holds approximately 61% of the total combined voting power of all classes of our outstanding stock entitled to vote.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits. Exhibit No. Description

Exhibit No.	Description
2.1	Form of Acquisition Agreement and Plan of Merger dated February 16, 2015

3.1	Form of Convertible Promissory Note

3.2	Form of Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LightTouch Vein & Laser, Inc.

Date: February 19, 2015	By:	/s/ Ed Bailey
	Name:	Ed Bailey
	Title:	Chief Executive Officer